Exhibit 99.1

For More Information:

Joseph Hassett
Gregory FCA Communications
610-642-8253
JoeH@gregoryfca.com

For Immediate Release:

a21 Board Member Resigns

JACKSONVILLE, Fl. — October 24, 2007 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace, today announced the resignation of Albert H. Pleus from the Company’s Board of Directors.

Albert H. Pleus, former Chairman and Chief Executive Officer, and most recently an Executive Advisor to the Company, resigned his position as a director to focus on his other businesses.  Mr. Pleus’ advisory term with the Company recently expired, and he is not standing for re-election to the Board at the scheduled November 13, 2007, annual Stockholders’ meeting.

John Ferguson, Chief Executive Officer of a21, said, “We want to thank Albert for his leadership and service to the Company.  Albert was instrumental in the start-up and development of the core assets of the business. We wish him well in his future endeavors.”

Mr. Pleus stated, “It’s a tough decision to leave the Company I founded, but I have a high degree of confidence that John and his team will successfully leverage the Company’s valuable assets.  I look forward to the Company’s future growth and prosperity under his leadership.”

About a21

a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, New York City, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.